Exhibit 10.17

Lease Agreement

THIS LEASE AGREEMENT (this “Lease”) is made and entered into effective 21 July 2015, by and between B.F. ENTERPRISES, LLC, a Utah limited liability company whose address is 1948 East Michigan Avenue, Salt Lake City, Utah 84108 (“Landlord”), and SARCOS CORP., a Utah corporation whose address is 2458 Promontory Drive, Salt Lake City, UT 84109 (“Tenant”).

R E C I T A L S:

A.Landlord holds a leasehold interest in certain ground (the “Ground”), and is the owner of the buildings and improvements (the “Building”) now located on the Ground, pursuant to a certain “Lease Agreement” (the “Ground Lease”) dated 22 June 1979 between University of Utah, as lessor, and Landlord, as lessee.  The Ground, as improved with the Building, is referred to herein as the “Premises.”

B.Between 1 July 1994 (the “Occupancy Date”) and 30 June 2014, Tenant’s current or former related entities or affiliates (including Sarcos Incorporated, Sarcos Services L.C. and Raytheon Company) leased the Premises from Landlord pursuant to a series of written lease agreements.  The Premises have been vacant since 30 June 2014.

C.Tenant desires to re-lease the Premises from Landlord, and Landlord is willing to re-lease the Premises to Tenant, on the terms and conditions hereinafter set forth.

D.The parties intend to set forth herein all of the terms and conditions relating to the lease of the Premises, and to supersede hereby and consolidate herein all prior agreements and negotiations, oral and/or written, between them regarding the Premises.

A G R E E M E N T:

NOW THEREFORE, in consideration of the premises, the mutual covenants and promises herein set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PREMISES

Section 1.1Description of the Premises.  The Premises consist of the Ground, the Building (containing approximately 26,770 square feet of usable floor space) and other improvements currently situated thereon.  The Premises are located at approximately 360 Wakara Way in the University Research Park project (“Research Park”) in Salt Lake City, Salt Lake County, Utah.  The Premises are more particularly described on the exhibit attached hereto.

Section 1.2Agreement to Let.  Landlord hereby demises, leases and lets to Tenant, and Tenant hereby takes, leases and receives from Landlord, the Premises on the terms and conditions described in this Lease.

Article 2
LEASE TERM

Section 2.1Lease Term.  This Lease shall be effective and shall be a binding and enforceable agreement upon the date of its execution, and each of the parties shall immediately have all rights and remedies at law for any breach or anticipatory breach hereof.  The term (the “Lease Term”) of this Lease, and Tenant’s obligation to pay Rent, shall commence (the “Commencement Date”) at 12:01 a.m. on 1 August 2015. The initial Lease Term shall terminate at 11:59 p.m. on 31 July 2018 (the “Termination Date”).

Section 2.2Option to Extend.  Landlord grants to Tenant four (4) consecutive options (each, an “Option”) to extend the Lease Term for an additional period of three (3) years (as to each of the first three Option periods) and one (1) year and eleven (11) months (as to the fourth Option period) (each an “Extended Term”) beyond the original Termination Date, or the expiration of the prior Extended Term, as the case may be, provided that Tenant is not in default hereunder at the time each such Option is exercised or at the commencement of such Extended Term.  In no event shall the Lease Term, including any Extended Term, extend beyond 30 June 2029.  Subject to section 3.1 below, each Extended Term shall be on the same terms and conditions as the initial three years of the Lease Term.  If Tenant elects to exercise the Option for the Extended Term, Tenant shall do so by written notice to Landlord as provided in section 17.1 at least one hundred eighty (180) days prior to the Termination Date or the expiration of then applicable Extended Term.  If Tenant fails to timely exercise an Option for an Extended Term, Tenant’s right to exercise any and all remaining Options for any and all remaining Extended Terms shall be deemed automatically, irrevocably terminated.

Section 2.3Holding Over.  If at the expiration or earlier termination of this Lease Tenant remains in possession of all or part of the Premises for any reason whatever, with or without the express or implied consent of Landlord, the tenancy by which Tenant shall hold the Premises shall be for month-to-month only and shall not be a renewal or extension of this Lease for any future term.  In such case, and in the absence of a written agreement to the contrary, the monthly Rent due under this Lease shall be one and one-quarter (125%) the monthly Rent as of the Termination Date, and such month-to-month tenancy shall be subject to every other term, covenant and condition contained in this Lease.

Article 3
RENT AND PAYMENTS

Section 3.1Monthly Rent.  During the first year of the Lease Term, Tenant shall pay to Landlord as rent (“Rent”) for the Premises the amount of Twenty Thousand Seventy-seven and 50/100ths Dollars ($20,077.50) per month.  Thereafter, the monthly Rent shall increase by $1,115.42 during each of the succeeding five years of the Lease Term, so that the monthly Rent during the second year of the Lease Term shall be $21,192.92; the monthly Rent during the third year of the Lease Term shall be $22,308.34; the monthly Rent during any fourth year of the Lease Term shall be $23,423,76; the monthly Rent during any fifth year of the Lease Term shall be $24,539.18; and the monthly Rent during any sixth year of the Lease Term shall be $25,654.60.  Commencing on 1 August 2021 and continuing thereafter on each anniversary of the Commencement Date throughout the remainder of the Lease Term (i.e., as further extended through Tenant’s exercise of additional Options for Extended Terms), the monthly Rent to be paid by Tenant during the following Lease year, if any, shall be increased (but not decreased) by multiplying $25,654.60 by a fraction, the numerator of which is the Consumer Price Index (defined below) for the immediately prior month (which would be July 2021 for the first such adjustment; July 2022 for the second such adjustment; etc.), and the denominator of which is the Consumer Price Index for July 2020.  If the Consumer Price Index for the month immediately preceding such anniversary is not then available, then Landlord may at its option elect to use the most recent Consumer Price Index.  As used herein, “Consumer Price Index” shall mean the “Consumer Price Index - U.S. City Average For All Items For All Urban Consumers (1982-84=100)” as published by the United States Department of Labor, Bureau of Labor Statistics.  Should the Bureau of Labor Statistics discontinue publication of said index, or publish the same less frequently, or alter the same in some other manner, then Landlord shall adopt a substitute index or similar procedure which reasonably reflects and monitors consumer prices.  Further, if the base year “(1982-84=100)” or other base year used in computing the Consumer Price Index is changed, the figures used in making the Rent adjustments required herein shall be changed accordingly so that all increases in the Consumer Price Index are taken into account notwithstanding any such change in the base year.

The monthly Rent payments shall be payable in advance on the first day of each calendar month throughout the Lease Term.  All Rent payments shall be in lawful money of the United States of America and shall be paid without deduction, offset, prior notice or demand, at Landlord’s address as set forth in section 17.1 below, or at such other place as Landlord may from time to time designate in writing.  If the Commencement Date is not the first day of a month or if the Termination Date is not the last day of a month, then Tenant shall pay Landlord a prorated installment at the then current rate for the fractional month during which this Lease commences or terminates.

Section 3.2Past Due Rent and Other Charges.  If Tenant fails to pay any Rent within ten (10)days after the date that the same is due and payable or fails to pay other charges that are due under the terms of this Lease within ten (10)days after receipt of prior written notice from Landlord, then such unpaid amounts shall bear interest from the due dates thereof to the date of payment at the rate of twelve percent (12%) per annum.  In addition, if any monthly Rent payment is not received by Landlord by the tenth (10th) day after the date on which it is due, Tenant shall pay Landlord a late charge that is equal to $500.00.  Any interest and late charges that are payable under this section 3.2 shall be deemed to be additional Rent due under this Lease.

Section 3.3Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent provided for in this article 3 shall be deemed to be other than on account of the earliest Rent that is then due and owing hereunder.  No endorsement or statement on any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

Section 3.4Security Deposit.  Upon execution and delivery of this Lease by both Tenant and Landlord, Tenant shall immediately deposit with Landlord a payment in the amount of

Twenty Thousand Dollars ($20,000.00).  That sum shall be held by Landlord as a security deposit (the “Security Deposit”) according to the following terms:

a.Purpose.  Landlord shall hold the Security Deposit as security for Tenant’s full and timely performance of its obligations under this Lease.  The rights of Landlord against Tenant for a breach of this Lease shall in no way be limited or restricted by the Security Deposit.  Instead, Landlord shall have the absolute right to pursue any and all other available remedies to protect its interests hereunder in addition to its rights with respect to the Security Deposit.

b.Holding.  The Security Deposit shall not bear interest, and Landlord may commingle the Security Deposit with Landlord’s other funds.

c.Offset.  Upon the termination of this Lease, Landlord shall inspect the Premises to insure that Tenant returns the Premises in the condition required by Article 12 hereof If the Premises are not returned to Landlord in the condition required by Article 12, Landlord shall, within thirty (30) days after termination of the Lease (or 30 days after Tenant’s final departure from the Premises, if Tenant “holds over” after the Termination Date), provide Tenant with a list of all such deficiencies (the “Repair Notice”).  Upon the receipt of the Repair Notice, Tenant shall have the right to either correct the deficiencies to the reasonable satisfaction of Landlord within fifteen (15) days of receipt of Landlord’s notice or direct Landlord to use to the Security Deposit, or a portion thereof, to correct such deficiencies.  The provisions of this paragraph shall not limit or restrict Landlord’s right to use the Security Deposit as security for Tenant’s full and timely performance of its obligations under this Lease during the Lease Term (including, without limitation, the obligation to timely pay Rent and other payments due hereunder).  If Landlord fails to deliver the Repair Notice within thirty (30) days after termination of this Lease (or 30 days after Tenant’s final departure from the Premises, if Tenant “holds over” after the Termination Date) as required by this subparagraph 3.4(c), then Landlord shall be deemed to have accepted the condition of the Premises and shall be obligated to return the full Security Deposit to Tenant.

d.Refund.  Landlord shall timely refund to Tenant any portion of the Security Deposit that remains after Landlord deducts its damages therefrom as described in section 3.4(c) hereof.  Tenant shall notify Landlord within fifteen (15) days after the termination of this Lease of the location where that payment should be delivered.

e.No Right by Tenant to Use Security Deposit.  Nothing that is contained in this Lease shall give Tenant the right to treat or use the Security Deposit as payment of any amounts that Tenant owes to Landlord hereunder.  Landlord shall have the sole option to make such applications, if any.

f.Personal Obligation of Landlord; Pertinent to the Premises.  Landlord’s obligation to refund the Security Deposit shall be a personal obligation and Landlord shall not be relieved from such obligation until and unless Landlord’s successor-in-interest has agreed in writing to assume Landlord’s obligations with respect to the Security Deposit.  The Security Deposit shall be deemed appurtenant to the Premises.

Article 4
IMPROVEMENTS AND FIXTURES

Section 4.1Tenant’s Improvements.  Tenant may, with Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed), but at Tenant’s sole cost and expense, in a good and workmanlike manner make any other alterations and repairs (collectively, “Improvements”) to the Premises that Tenant reasonably may require for the conduct of its business.  No such alterations or repairs shall materially alter the basic character, or weaken, any part of the Premises.

Section 4.2Procedures.  Tenant shall comply with the following provisions in connection with any work on the Premises required or permitted under this article 4:

a.Plans and Specifications.  If Tenant desires to undertake the construction (the “Construction”) of Improvements to the Premises, Tenant shall inform Landlord in writing of Tenant’s intentions not later than ten (10) days before the Construction is to commence.  Such notification shall be accompanied by reasonably detailed plans and specifications (the “Plans and Specifications”) in sufficient detail to allow Landlord to evaluate the proposed changes to the Premises to be effected by such construction.  Landlord shall have the right to require such reasonable modifications and changes to the Plans and Specifications as shall be necessary (in Landlord’s judgment) to preserve and protect the nature and the structural integrity of the Premises.

b.Governmental Approvals.  Tenant shall, at its sole expense, obtain all necessary governmental approvals, including any conditional use and building permits, in connection with Construction of the Improvements.

c.Construction.  All Construction undertaken by or on behalf of Tenant on the Premises shall be performed by reputable, licensed workmen.  Tenant shall undertake to inform each such workman that Tenant is the lessee only of the Premises and, if required by Landlord, shall require a signed acknowledgment by each such workman to that effect.

d.Status Reports; Inspections.  Tenant shall inform Landlord on a regular basis (as reasonably requested by Landlord) during any time period when Construction is occurring on the Premises, of the status of such Construction and the projected timetable for completion of the remaining phases of the Construction.  Landlord, and/or its agents or representatives, shall have the right at any time during normal business hours and upon reasonable prior notice to inspect the status of Construction on the Premises accompanied by an authorized agent of Tenant.

e.Liens.  Tenant shall maintain the Premises free of all mechanics’, materialmen’s or other liens relating in any way to Construction carried on by or on behalf of Tenant on the Premises.

f.Ownership of Improvements.  Any alterations or improvements to the Premises, including partitions, all electrical fixtures, lights and wiring, installed or existing on the Premises shall, at the option of Landlord, become the property of Landlord at the expiration or sooner termination of this Lease.  Should Landlord request Tenant to remove all or any part of the above mentioned items, Tenant shall do so prior to the expiration of this Lease and repair the Premises as described below.

g.ADA Compliance.  Except as agreed by Landlord and Tenant in writing, all Construction of the Improvements shall comply with Title III of the Americans with Disabilities Act, 42 U.S.C. § 12181-12213; 42 U.S.C. §§ 225 and 661 and all rules and regulations adopted or enacted in furtherance thereof (collectively, the “ADA”).

Section 4.3Trade Fixtures.  Tenant shall be entitled to use and keep on the Premises any trade fixtures, personal property, portable interior partitioning, furniture and equipment necessary and appropriate for the conduct of Tenant’s business, subject to the following conditions:

a.Removal of Trade Fixtures During Lease Term.  At any time during the Lease Term while Tenant is not in default, Tenant may remove from the Premises trade fixtures, personal property, portable interior partitioning, furniture and equipment that is practically removable.

b.Removal of Trade Fixtures Upon Termination of Lease.  At the termination of this Lease, and if Tenant is not then in default of any covenants or conditions of this Lease, then Tenant shall be allowed to remove all or any of such trade fixtures, personal property, portable interior partitioning, furniture and equipment that is practically removable, provided that all marring or defacing of, or damages to, the Premises that occurs during such removal shall be promptly repaired at Tenant’s expense in a competent, workmanlike and finished manner.

Article 5
TAXES, ASSESSMENTS AND UTILITIES

Section 5.1General Statement of Responsibility.  Except as otherwise provided in this Lease, (a) it is the intent of Landlord and Tenant that the Rent payments due hereunder be absolutely net to Landlord, so that this Lease shall yield net to Landlord the Rent as provided herein; and (b) all costs and expenses relating to the Premises shall be paid by Tenant and Landlord shall be indemnified by Tenant from and against the same.  Nothing herein contained, however, shall be deemed to require Tenant to pay or discharge any liens or mortgages or encumbrances of any character whatsoever which may presently exist or hereafter be placed on the Premises by the act or neglect of Landlord.

Section 5.2Obligation to Pay Taxes and Assessments.  As part of the consideration for this Lease, and in addition to the monthly Rent payments described in article 3 above, Tenant shall pay, in a timely fashion, throughout the entire Lease Term: (a) all real estate taxes levied against the Premises; and (b) all special or general assessments, payable during the Lease Term, against the Premises.  Landlord will bill Tenant for such taxes and assessments as they become due or, at Landlord’s option, will forward all relevant tax notices to Tenant.  Within twenty (20) days after the due date of such taxes or assessments, Tenant shall provide Landlord with proof of payment in such form as reasonably may be required by Landlord.  Notwithstanding the foregoing, Tenant shall not be chargeable with nor obligated to pay any income, inheritance, devolution, gift, franchise, corporate, gross receipts, capital levy or estate taxes with respect to Landlord.  Instead,

Landlord covenants and warrants to discharge the same at its own cost and expense so as to keep the Premises free of all liens.  Tenant shall be required to pay all taxes, governmental impositions and assessments that are properly known as real estate taxes or real estate assessments and are assessed against the Premises, as well as Tenant’s own personal property taxes, sales taxes, business license fees, and all other taxes, fees and charges incurred by Tenant pursuant to its use of the Premises.  Tenant may at any time during the Lease Term, in its own name, and, if the occasion requires, in Landlord’s name and under its authority, file an application for reduction in assessed values of the Premises with the property county, city or state authorities, and Landlord will cooperate and assist in such action.  All expenses of both Landlord and Tenant with respect to and resulting from such applications shall be assumed by Tenant.  Tenant shall be entitled to any refunds of taxes paid by Tenant.

Section 5.3Apportionment at Beginning and End of Lease Term.  The real estate taxes, governmental impositions, special assessments and general assessments for the respective tax years in which this Lease shall commence and terminate, and whether or not the same have become liens upon the Premises, shall be apportioned at the Commencement Date and at the Termination Date, respectively, so that Tenant shall pay only those portions thereof which correspond with the portions of said respective tax years as are within the Lease Term.

Section 5.4Utilities.  Tenant acknowledges that the Premises are supplied with adequate facilities for the delivery and distribution to the Premises of water, electricity, natural gas, telephone services and the removal of sewage.  Throughout the Lease Term, Tenant shall timely pay all charges and expenses for utility services relating to the Premises including, but not limited to, expenses and charges for natural gas, electricity, water, garbage removal, telephone services and sewer services.  Except as caused by Landlord’s negligence or intentional acts, Landlord shall not be liable for any failure or interruption of any such utility services, and no such failure or interruption shall entitle Tenant to be relieved of its obligations under this Lease.

Section 5.5Electrical Overload.  If Tenant installs upon the Premises any electrical equipment or appliance which does, or may, overload the electrical lines of the Premises, Tenant shall immediately inform Landlord of that fact and shall, at its own expense, make whatever changes are necessary to comply with the requirements of insurance underwriters and any governmental authority having jurisdiction; provided, however, that nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading.

Section 5.6Right to Cure.  If at any time either Tenant or Landlord fails to pay any of the taxes, impositions, assessments, charges or expenses mentioned above in accordance with the provisions of this article 5, the other party shall have the right to pay the same and to collect such amount(s), together with interest thereon at the rate of twelve percent (12%) per annum.  If Tenant fails to pay those amounts to Landlord within fifteen (15) days after Landlord’s written demand, Tenant shall be deemed to be in default under this Lease.

Article 6
LIABILITY INSURANCE; INDEMNIFICATION

Section 6.1Obligation of Tenant to Maintain Insurance.  Throughout the Lease Term, Tenant shall obtain, keep and maintain in full force and effect for the mutual benefit of

Landlord, Tenant, and such additional individuals as may be designated in writing by the parties, a broad form comprehensive liability insurance policy or policies (hereinafter collectively referred to as the “Liability Policy”) against claims for damage or injury to persons or property arising out of the use or occupancy of the Premises.  The Liability Policy shall be maintained on the minimum basis of Two Million Dollars ($2,000,000) for damage to property, Two Million Dollars ($2,000,000) for bodily injury to or death of any one person in any one accident, and an aggregate of Four Million Dollars ($4,000,000) for bodily injury to or death of more than one person in one accident.  If in the future Landlord reasonably determines that the insurance limit provided for in this section 6.1 is insufficient, either as a result of inflation or as a result of an increase in recoveries by plaintiffs in the types of litigation against which the Liability Policy provides protection, Tenant agrees to increase the limits of the Liability Policy to reasonable higher levels to be determined by mutual agreement between the parties.  The Liability Policy may provide for a deductible not in excess of Five Thousand Dollars ($5,000.00) irrespective of the number of persons, parties or entities involved.  Any deductible under the Liability Policy shall be paid by Tenant.  A duplicate original, certificate or binder of the Liability Policy shall be furnished to Landlord on or before the Commencement Date and thereafter promptly on Landlord’s demand.  The Liability Policy shall contain an affirmative statement by the insurer that such policy shall not be canceled without twenty (20) days’ prior written notice to Landlord.

If Tenant fails to cause the Liability Policy to be written and/or to pay the premiums for the same and deliver all such certificates of insurance or duplicate originals thereof to Landlord within the time provided for in this Lease, Landlord shall nevertheless have the right, without being obligated to do so, to effect such insurance coverage and pay the premiums therefor.  All such premiums paid by Landlord, together with interest thereon at the rate of twelve percent (12%) per annum, shall be repaid to Landlord on demand as additional Rent hereunder, and Tenant’s failure to repay the same shall constitute a default under this Lease.

Landlord may, at its option, obtain the Liability Policy.  If Landlord so acts, Tenant shall pay the cost of the Liability Policy within ten days after receipt of bills therefor from Landlord.  Landlord may, at its option, bill Tenant monthly for one-twelfth of the annual premium for the Liability Policy based on the most recent available premium notice(s), with reconciliation of such payments made at least annually based on the actual cost of the Liability Policy during the applicable time period.

Section 6.2Release from Liability.  Subject to the provisions of this Lease, throughout the Lease Term Landlord shall not be liable or responsible for damages for any personal injury or injuries, death(s), damages or losses to any person(s) or property that may be suffered or sustained by Tenant or its subtenant(s), if any, or any of their respective agents, servants, employees, patrons, customers, invitees, visitors, licensees and concessionaires or by any other person or persons in, on or about the Premises or any part thereof, arising from Tenant’s failure to keep or cause to be kept the Premises in good condition and repair or arising from the use or occupancy of the Premises by Tenant or its subtenant(s) or any of their respective agents, servants, employees, patrons, customers, invitees, visitors, licensees or concessionaires.

Section 6.3Indemnification.  Tenant shall indemnify and hold Landlord harmless from and against any and all claims, actions, liabilities, costs and expenses (including attorneys’ fees) for damages, losses, injuries or death to persons or damages or losses to property which may be imposed upon or incurred by or asserted against Landlord as to any of the matters, provisions and conditions set forth in this article 6; provided, however, that such indemnification shall not extend to any misconduct by Landlord, its agents or its employees that is either negligent or intentional in nature.

Section 6.4Subrogation.  Landlord and Tenant hereby waive the right to maintain any action against the other for damages arising out of the other’s negligence or otherwise tortious acts or omissions, but only to the extent that the costs of repairing such damage is covered by insurance.  Each policy of such insurance shall, if obtainable without additional expense, either: (a) contain a waiver of subrogation by the insurer against Landlord or Tenant, as the case may be, or (b) include the name of Landlord or Tenant, as the case may be, as an additional insured but not a party to whom any losses shall be payable.

Article 7
MAINTENANCE AND USE

Section 7.1Acceptance of Premises.  Tenant has inspected the Premises and accepts the Premises in its present condition.

Section 7.2Tenant’s Maintenance and Repair Obligations.  Throughout the Lease Term, Tenant shall at its own cost repair and maintain in good, safe, clean, lawful and attractive condition (at least comparable to other properties in Research Park) the Premises and every part thereof.  By way or example and not by way of limitation, and subject only to section 7.5 below, Tenant shall at all times maintain in a clean, orderly and attractive fashion, free from trash, garbage, refuse, insects, rodents, vermin, and other pests, all exterior entrances; adjoining sidewalks; the roof of the Building; all electrical, plumbing, air-conditioning, and heating systems (including quarterly servicing/maintenance by a licensed HVAC contractor reasonably acceptable to Landlord) on the Premises; the parking lot and drive areas on the Premises, interior and exterior painting of the Building; all glass in the Building, except glass breakage due to latent defects (and shall obtain at its sole cost insurance coverage for damage to any glass in the Building); all window moldings, partitions, walls, roof, floor coverings, doors; and all landscaped and other outside areas of the Premises (including, without limitation, cutting and watering lawns, trimming and watering shrubs, fertilizing lawns, shrubs and growing areas, weeding all growing areas and removing snow from all sidewalks, drive areas and parking lots on the Premises), except as detailed in section 7.5 below.

Section 7.3(This section is intentionally omitted).

Section 7.4Landlord’s Right to Cure.  If Tenant refuses or neglects to repair and/or to maintain the Premises as required in Section 7.2 in a manner reasonably satisfactory to Landlord within ten (10)days after Landlord’s written notice to do so (or such additional time as it takes Tenant to complete such repair or maintenance, provided Tenant is diligently pursuing the repair or maintenance), Landlord may, at its sole option, enter upon the Premises, perform such repairs or maintenance, and charge to Tenant the actual costs thereof plus twelve percent (12%) thereon for overhead and supervision, which Tenant shall pay within fifteen (15) days after receipt of a bill therefor.  Nothing herein contained shall imply any duty on the part of Landlord to do any work required to be performed by Tenant, nor shall it constitute a waiver of Tenant’s default in failing to do the same.  No exercise by Landlord of any rights herein reserved shall entitle Tenant to any damage for injury or inconvenience occasioned thereby nor to any abatement of Rent.

Section 7.5Landlord’s Maintenance and Repair Obligations.  Landlord shall only be responsible for maintaining the structural sufficiency of the original construction of the Building (i.e., foundation, exterior walls and interior bearing walls and the structural portions of the roof and the floor of the Building) and for any repairs of the Building which may be occasioned by a structural failure or latent structural defect that is attributable to the original construction of the Building.  Major repairs to (a) the HVAC system costing $5,000.00 or more per occurrence, or (b) to the roof, the electrical system or the plumbing system of the Building costing $2,000.00 or more per occurrence, shall be paid by Landlord.  If Landlord fails to commence and diligently prosecute such maintenance, repairs and replacements as required by this section 7.5 within a reasonable time after having received written notice from Tenant of the need for such maintenance, repairs or replacements, then Tenant may, upon at least five (5) additional days’ prior written notice to Landlord from Tenant, have any reasonably necessary work done by a qualified contractor, selected after receiving three bona fide bids, and deduct the costs of said work from the Rent.

Notwithstanding the foregoing, however:

a.Damage Caused by Tenant.  Landlord shall not be obligated to perform any of the foregoing repair obligations to the extent that the same are caused by the act, or the failure to comply with a duty to act, of Tenant, its employees, agents and/or invitees; and

b.Notice to Landlord.  Landlord shall not be obligated to repair any such damage until Tenant gives written notice of a need for repair, and after such notice is given Landlord shall be given reasonable time in which to make such repairs.

Section 7.6Use.  Tenant shall use the Premises for all uses permitted by applicable zoning and restrictive covenant regulations.  Tenant shall comply with all rules and regulations binding on property located in Research Park, as such rules and regulations may be changed from time to time.  Tenant shall not use the Premises for any other purpose without Landlord’s prior written consent.

Section 7.7Waste and Nuisance.  Tenant shall not commit any waste upon the Premises and shall not conduct any business activity on the Premises that is or becomes unlawful, prohibited or a nuisance or that may cause damage to Landlord, to occupants of the vicinity or to other third parties.

Section 7.8Compliance with Laws.  Tenant shall comply with and abide by all laws, ordinances, rules and regulations of all municipal, county, state and federal authorities that are now in force or that may hereafter become effective with respect to the use and occupancy of the Premises.

Section 7.9Right to Enter.  Landlord, its agents and its other representatives shall have the right when accompanied by an authorized agent of Tenant, without abatement of rent, to enter upon the Premises or any part thereof at reasonable hours upon reasonable advance notice to Tenant, while accompanied by Tenant’s authorized agent, for the purposes of inspecting the same and making such repairs and alterations to the Premises as may be necessary for the maintenance, safety and repair thereof.

Section 7.10No Privity.  Tenant acknowledges that Landlord’s right to occupy the Ground arises pursuant to the Ground Lease, a copy of which has been made available for Tenant’s review.  Nothing contained herein shall be construed to create privity of estate or contract between Tenant and the lessor under the Ground Lease.  Tenant shall not do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Ground Lease.  Landlord shall have no liability to Tenant for any matter involving in any way the Ground Lease for which Landlord does not have at least co-extensive rights as lessee against the lessor under the Ground Lease.

Article 8
SUBLEASES, ASSIGNMENTS AND TRANSFERS

Section 8.1Subleases and Assignments.  Tenant shall have the right to assign this Lease or sublet the whole or any portion of the Premises to any related company and shall provide Landlord with written notice of such assignment or subletting.  Tenant shall not otherwise assign this Lease or sublet the whole or any portion of the Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  Notwithstanding Landlord’s consent to any such assigning or subleasing, Tenant shall continue to be responsible for payment of rent and performance of all obligations imposed upon Tenant under this Lease unless Tenant is specifically released from such obligations in a writing signed by Landlord.

Section 8.2Successors Bound.  The covenants and agreements of this Lease shall inure to the benefit of and shall be binding upon Landlord and Tenant and their respective successors and assigns.  No rights, however, shall inure to the benefit of any assignee or subtenant of Tenant unless the assignment or sublease to such assignee or subtenant has been approved by Landlord in writing.

Section 8.3Right to Show Premises.  Tenant shall permit Landlord, or the authorized agent of Landlord, to show the Premises to persons wishing to rent or purchase the Premises at any reasonable time throughout the Lease Term upon reasonable prior notice and while accompanied by Tenant’s authorized agent.

Article 9
FINANCING

Section 9.1Definition.  As used in this article 9, the term “mortgage” shall include mortgages, deeds of trust and other similar security instruments and modifications, consolidations, extensions, renewals, replacements and substitutions thereof

Section 9.2Estoppel Certificate.  From time to time within fifteen (15) days after Landlord makes a request therefor, Tenant shall execute and deliver to Landlord a written certificate of declaration setting forth such information regarding the status of this Lease and the rental that is payable hereunder that Landlord may reasonably request.

Section 9.3Subordination of Lease.  From time to time Tenant shall subordinate its interest in this Lease in accordance with the following conditions:

a.Recitals.  Tenant acknowledges that from time to time Landlord may desire to secure mortgage loan financing to refinance the acquisition price for the Premises or with respect to Landlord’s other operations.  Tenant also acknowledges that the lender interested in making such a loan may desire that Tenant’s interest under this Lease be either superior or subordinate to the mortgage then held or to be taken by said lender.

b.Subordination to Lender.  Accordingly, upon the request of Landlord in writing, Tenant shall subordinate this Lease and the lien hereof from time to time to the lien of any present or future mortgage of a lender designated by Landlord, irrespective of the time of execution or time of recording of any such mortgages.  However, Tenant may condition such subordination upon the requirement that the holder of any such mortgage shall enter into an agreement with Tenant, in recordable form, that in the event of foreclosure or other right asserted under the mortgage by the holder or any assignee thereof, this Lease and the rights of Tenant hereunder shall continue in full force and effect, notwithstanding Landlord’s default in connection with the mortgage concerned or any resulting foreclosure or sale or transfer in lieu of such proceedings, and that this Lease shall not be terminated or disturbed except in accordance with the provisions of this Lease.  If requested by the holder of any such mortgage, Tenant will be a party to said agreement upon the condition outlined above and will agree in substance that if the mortgagee or any person claiming under the mortgagee shall succeed to Landlord’s interest in this Lease, Tenant will recognize said mortgagee or person as its Landlord under the terms of this Lease.  Upon the request of Landlord, Tenant shall execute, acknowledge and deliver any and all instruments necessary or desirable to give effect to or notice of such subordination.

c.Subordination to Other Parties.  Tenant shall not subordinate its interests under this Lease or in the Premises to any lien or encumbrance other than the mortgages described in and specified pursuant to this section 9.3 without the prior written consent of Landlord and the lender interested under each mortgage then affecting the Premises.  Any such unauthorized subordination by Tenant shall be void and of no force and effect whatsoever.

Section 9.4Attornment.  Any sale, assignment or transfer of the Landlord’s interest under this Lease or in the Premises, including any such disposition resulting from Landlord’s default under a mortgage, shall upon Tenant’s receipt of a reasonably acceptable nondisturbance agreement, be subject to the rights and obligations of this Lease.  In the event of any such transfer, Tenant shall upon Tenant’s receipt of a reasonably acceptable nondisturbance agreement, attorn to Landlord’s successor and shall recognize such successor as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract.

Article 10
CASUALTY INSURANCE; INDEMNIFICATION

Section 10.1Obligation to Maintain Insurance.  Throughout the entire Lease Term, Landlord shall maintain in effect, at Tenant’s sole cost and expense, a policy or policies (hereinafter collectively referred to as the “Casualty Policy”) of insurance with a reputable insurance company covering the Premises.  The Casualty Policy shall be in an amount not less than the replacement cost (which is, as of this date, at least $3,750,000.00) of all Buildings and improvements that are at any time part of the Premises; shall not provide for a deductible in excess of Five Thousand and No/100ths Dollars ($5,000.00); and shall insure against at least the perils of fire, earthquake, vandalism, malicious mischief and such other hazards as are currently embraced in the standard “building all risk” casualty insurance coverage in Utah.  In addition, the Casualty Policy shall provide for at least six (6) months (or such longer period as may be reasonably required by any mortgagee of the Premises) loss of rents/income coverage upon a casualty to the Premises.  Tenant shall pay the cost of the Casualty Policy within ten days after receipt of bills therefor from Landlord.  Landlord may, at its option, bill Tenant monthly for one-twelfth of the annual premium for the Casualty Policy based on the most recent available premium notice(s), with reconciliation of such payments made at least annually based on the actual cost of the Casualty Policy during the applicable time period.

Section 10.2Insured Parties.  The Casualty Policy on the Premises shall name Landlord and Tenant as insureds and shall name Landlord as the loss payee hereunder.  Any funds paid to Landlord pursuant to its status as loss payee under the Casualty Policy shall be apportioned as hereinafter described.

Section 10.3Insurance Proceeds.  If the Premises shall at any time or times during the Lease Term be damaged or destroyed by an insured risk, Landlord shall retain all insurance money as may be received by Landlord and/or by Tenant pursuant to the Casualty Policy by reason of such loss or destruction (the “Insurance Proceeds”), to be used by Landlord for the reconstruction of the Premises as provided in Article 11.  Tenant shall pay to Landlord as part of the Insurance Proceeds any deductible under the Casualty Policy.  Any and all monies which Landlord shall so receive by reason of any loss or destruction to the Premises shall be considered as a trust fund to be used for the repair, restoration or rebuilding of the Premises as provided in Article 11.

Section 10.4Insufficient Proceeds; Excess Proceeds.  If the Insurance Proceeds are insufficient to restore, repair or rebuild the Premises because of changes in building code requirements only, Tenant and Landlord agree that such additional monies as may be required solely as a result of such changes in building code requirements will be borne by both parties.  Tenant’s portion of such costs shall be the fraction that the remaining life of the Lease Term bears to the total Lease Term (or the useful life of components affected by such change in building code requirements, if such useful life is shorter than the total Lease Term), and Landlord’s portion shall be the balance.  If, for any reason other than changes in building code requirements, the Insurance Proceeds are insufficient to restore, repair or rebuild the Premises to their former state, Tenant agrees to pay the balance of the amount necessary to effect such restoration, repair or replacement.  Any excess of Insurance Proceeds over the cost of such repairing or rebuilding shall belong to Tenant.

Section 10.5Proration at End of Term.  At the end of the Lease Term, or upon earlier termination of this Lease not caused by Tenant’s default hereunder, Landlord will pay or apply to Tenant’s account the unearned premiums paid by Tenant on the remaining term of the Casualty Policy; provided, however, that should such remaining term exceed one year in length, Landlord shall be obligated to pay to Tenant only that amount attributable to the first year of said remaining term.

Article 11
CALAMITIES

Section 11.1Destruction.  The following provisions shall govern the effect of this Lease in the event of destruction of all or part of the Premises caused by a calamity not intended to be covered by the Casualty Policy:

a.Extensive Destruction.  Either party shall have the right to terminate this Lease in the event of destruction of or damage to the Premises that is so extensive as to make impractical Tenant’s use and occupancy thereof for a period reasonably expected to be in excess of ninety (90) days.  Such termination must be accomplished through written notice given to the other party within thirty (30) days following the date of the destruction or damage.  In the event of such termination, there shall be a proration of the rental payments contemplated by article 3 hereof, and Landlord shall refund any excess rental payment theretofore paid by Tenant.  Termination shall be effective and rent shall be prorated as of the date on which the destruction or damage occurred.

b.Other Destruction.  In the event of any other destruction of or damage to the Premises, or in the event neither party exercises the right of termination provided for in subsection 11.1(a) above, Landlord shall forthwith repair and reconstruct the Premises.  Landlord shall commence such work within thirty (30) days after the date of the destruction or damage to the Premises and shall complete such work within a reasonable time.  During the period of damage and repair, Rent shall be proportionately abated on the basis of and by taking into account: (1) the area or portion of the Premises which is not capable of use and occupancy by Tenant; and (2) the period of time during which that portion of the Premises remains incapable of such use and occupancy by Tenant.

c.No Liability.  Landlord shall have no liability or responsibility (whether for damage to or loss of Tenant’s personalty on the Premises, loss of business to Tenant, injury or death of persons, or otherwise) arising from any damage or destruction that are not directly results of Landlord’s negligence or intentional misconduct.

Section 11.2Condemnation.  The following provisions shall govern the effect of this Lease in the event of condemnation of all or part of the Premises:

a.Definition.  As used in this section 11.2, the term “Condemnation Proceedings” includes any action or proceeding in which any interest in the Premises is taken for any purpose by any lawful authority through exercise of the power of eminent domain, right of condemnation, right of purchase or other proceeding in lieu of the foregoing.

b.Termination and Rent Abatement.  If the whole of the Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date of taking.  If any part of the Premises is taken through Condemnation Proceedings such that the taking thereof would be reasonably considered a material and substantial hinderance to Tenant’s normal business operation, either party to this Lease shall have the right to terminate this Lease by giving the other party written notice of such election at any time within sixty (60) days after the date of taking.  In all other cases, or if neither party exercises its right to so terminate, this Lease shall remain in effect and the rent that is payable under article 3 hereof (but no other sums) shall, if applicable, be proportionately reduced from and after the date of the taking on the basis of the area of the Premises that is capable of occupancy after the taking compared to the area of the Premises that was capable of occupancy prior to the taking.  In the event of any termination of this Lease or any rental reduction as provided for in this subsection 11.2(b), there shall be a proration of the rent payable under this Lease for any fractional month up to the date of taking and Landlord shall refund to Tenant any excess rental theretofore paid by Tenant.

c.Condemnation Proceeds.  Each party shall give the other reasonable (under the then circumstances) prior notice of the pendency of any Condemnation Proceedings involving the Premises of which that party becomes aware.  Although Landlord retains the exclusive right to direct the prosecution of any Condemnation Proceedings, Tenant shall be entitled to participate in such proceedings under Landlord’s reasonable direction.  Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking of the Premises, including any sums compensating Tenant for diminution in the value of or deprivation of its leasehold estate, shall be the sole and exclusive property of Landlord; provided that if an amount is separately awarded with the intent to compensate Tenant for (1) costs connected with a relocation by it to a new facility; (2) costs incurred by Tenant in constructing Tenant’s optional Improvements; (3) the taking of Tenant’s personal property; or (4) the interruption of Tenant’s business, then such amount shall be the property of Tenant.

d.Construction.  If this Lease is not terminated as provided in this section 11.2, then Landlord shall, as soon as practical after the taking, restore the Premises to a complete unit as similar under the circumstances as possible to the design, character and quality of the Premises as they existed prior to the taking.  Landlord shall commence such work within ninety (90) days after the date the Condemnation Proceedings are finalized.  Restoration of the Premises shall be completed by Landlord within a reasonable time, due regard being had to conditions then prevailing.

Article 12
SURRENDER OF PREMISES

Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in broom clean condition and otherwise in the same condition as received (but including all Improvements desired by Landlord), ordinary wear and tear and damage by fire, earthquake, act of God or the elements alone excepted, and shall promptly remove or cause to be removed at Tenant’s expense from the Premises any signs, notices and displays placed thereon by Tenant.  Tenant shall, at its cost, repair any damage to the Premises caused in connection with the removal from the Premises of any personal property, business or trade fixtures, machinery, equipment, cabinetwork, signs, furniture, movable partitions or other leasehold improvements.  Tenant shall indemnify Landlord against any loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation any claim(s) made by any succeeding tenant founded on such delay.  Tenant’s obligations to observe and perform these covenants shall survive the expiration or other termination of this Lease.

Article 13
DEFAULT; REMEDIES

Section 13.1Tenant’s Default.  The following-listed occurrences, and any of them, shall be events of default (“Events of Default”) under this Lease:

a.Rent.  Tenant’s failure to pay when due any payment required to be paid to Landlord hereunder including, but not limited to, rental payments, and such failure shall continue ten (10)days after notice thereof in writing by Landlord to Tenant; or

b.Other Monetary Defaults.  Tenant’s failure to pay any of the taxes or assessments or other amounts herein required to be paid by it to other parties within the applicable time periods, and such failure shall continue twenty (20) days after notice thereof in writing by Landlord to Tenant; or

c.Insolvency, Etc.  Tenant’s creation of an assignment for the benefit of creditors, the liquidation of Tenant, the appointment of a receiver for Tenant or the voluntary or involuntary declaration by Tenant or against Tenant of bankruptcy; or

d.Other Defaults.  Tenant’s failure in the performance or observation of any of the other agreements of this Lease to be kept, observed or performed by Tenant and such failure shall continue for thirty (30) days after notice thereof in writing by Landlord to Tenant; provided, however, that if Tenant proceeds with due diligence during such thirty (30) days to cure such default, and it is unable by reason of the nature of the work involved or action required or unavoidable delays to cure the same within said thirty (30) days, the time to so cure shall be extended by an additional period not to exceed a reasonable time.

Section 13.2Landlord’s Remedies.  Upon the occurrence of an Event of Default, Landlord shall have all of the rights and remedies available to it under applicable law including, without limitation, the right to re-enter the Premises and remove all persons and property therefrom.  Such property may be used by Landlord at the Premises or, at Landlord’s option, may be removed and stored in a public warehouse or elsewhere at Tenant’s sole cost.  Should Landlord elect to re-enter as herein provided, or should it take possession of the Premises pursuant to legal proceeding, or pursuant to any notice provided by law, it may either terminate this Lease, or it may from time to time without terminating this Lease, relet the Premises, or any part thereof, for such term(s) and at such rental(s) and upon such other terms and conditions as Landlord in its sole discretion may deem advisable.  Rental received by Landlord from such reletting shall be applied as follows: First, to the payment of all costs of taking possession, maintenance, remodeling and reletting and any indebtedness other than rent due hereunder from Tenant to Landlord; Second, to the payment of rent due and unpaid hereunder; Third, any residue shall be applied in payment of future rent and costs of maintenance and reletting as the same may be due and payable hereunder.  Should such rentals received from such reletting be less than that agreed to be paid by Tenant, then Tenant shall immediately pay such deficiency to Landlord upon Landlord’s demand.  Notwithstanding any provisions hereof to the contrary, no such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed as an election by a court of competent jurisdiction.  Further, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any breach hereof by Tenant and, in addition to any other remedy it may have, it may recover from Tenant all damages it may incur by reason of such breach, including attorneys’ fees and the costs of re-entering the Premises.

Section 13.3Landlord’s Default.  Landlord shall be in default hereunder if Landlord fails to perform or observe any agreements of this Lease to be kept, observed or performed by Landlord and such failure shall continue for thirty (30) days after notice thereof in writing by Tenant to Landlord; provided, however, that if Landlord proceeds with due diligence during such thirty (30) days to cure such default, and it is unable by reason of the nature of the work involved or action required or unavoidable delays to cure the same within said thirty days, the time to so cure shall be extended by an additional period not to exceed a reasonable time.  Upon Landlord’s default in this Lease, Tenant shall have all rights and remedies available to it under applicable law.

Article 14
LANDLORD’S LIEN

The following-listed obligations, and any of them, shall be, and are hereby declared as, liens on any buildings and other improvements (except the Improvements) which Tenant may cause to be placed on the Premises during the Lease Term, on all property of Tenant brought or kept on the Premises, and on the leasehold estate hereby created:

a.All Rent payments due under this Lease;

b.All taxes and assessments due under this Lease; and

c.All other payments of money by Tenant required by this Lease.

Article 15
HAZARDOUS SUBSTANCES/WASTES

Section 15.1Landlord’s Representations and Warranties.  Landlord warrants and represents that, to the best of Landlord’s current actual knowledge (but without any inquiry or other due diligence), (a) no portion of the Premises and existing improvements located thereon, including the soil, groundwater, surface water and sediment (collectively “Property”), contains Hazardous Substances, (b) Landlord has not placed or discharged any Hazardous Substances onto the Property, (c) neither Landlord nor, to Landlord’s actual knowledge (but without any inquiry or other due diligence), the Property is subject to any existing, pending, or threatened investigation by any governmental authority under any applicable federal, state or local law, regulation or ordinance pertaining to air and water quality, the hauling, transportation, storage, treatment, usage or disposal of Hazardous Substances, air emissions, and other environmental matters, (d) no handling, transportation, storage, treatment, or use of Hazardous Substances that has occurred on the Property to date has not been in compliance with all federal, state, and local laws, regulations and ordinances, (e) no leak, spill, release, discharge, emission, or disposal of Hazardous Substances has occurred on the Property to date, (f) there has been no violation of any Environmental Laws relating to the Property or any Hazardous Substances on, beneath, or above the Property or emanating or migrating, or threatening to emanate or migrate, from the Property to off-site properties that could form the basis of any Environmental Claims against Landlord or the

Property, (g) there are no outstanding violations, notices of potential liability, or administrative or judicial consent decrees or orders respecting the Property under any applicable Environmental Laws concerning protection of human health and the environment to which the Landlord is subject, (h) there has been no communication, whether from a government authority, citizens’ group, employer or otherwise, that alleges that Landlord is not in full compliance with all applicable Environmental Laws relating to the Property and there are no circumstances that may prevent or interfere with such full compliance in the future, and (i) there are no pending or threatened Environmental Claims with regard to the Property.

Section 15.2Hazardous Substance Removal.

a.Prior to Tenant’s Possession. If, at any time prior to the Commencement Date, Hazardous Substances are determined to be present on the Property, Tenant shall have the right to terminate this Lease and Landlord or Tenant shall be released from all further obligations to each other.

b.After Tenant’s Possession.  If, at any time after the Commencement Date, Hazardous Substances are determined to be present on the Property, and provided such Hazardous Substances came to exist or were located on the Premises either prior to the Commencement Date or through no fault of Tenant, then Landlord shall have the right to either (a) terminate this Lease, or (b) take all steps necessary to promptly remove or otherwise abate all such Hazardous Substances in accordance with all rules, regulations and laws, in which event Landlord shall use its best efforts not to materially interfere with the conduct of Tenant’s business during any such removal or abatement process.

If Landlord reasonably determines to terminate this Lease rather than remove or abate all such Hazardous Substances, then Landlord shall so notify Tenant in writing.  Tenant thereafter shall have thirty (30) days to elect to expend, at its sole cost, such sums as Tenant reasonably determines are necessary to correct the condition.  Upon any such election by Tenant, Landlord shall not be entitled to terminate this Lease as provided above in this section 15.2(b).

Section 15.3Environmental Indemnification by Landlord.  Subject to violation of any Environmental Laws by Tenant, its employees, agents, licensees, invitees, contractors or permittees, resulting in the following claims, and covering only occurrences during the time period up to and ending on the Occupancy Date, Landlord hereby agrees to indemnify, protect, defend and hold Tenant harmless from and against:

a.All claims, including Environmental Claims (legal or equitable) by any person under any Environmental Laws arising from or relating to (i) the actual or alleged presence, release, threatened release, discharge, emission or management of Hazardous Substances at or from the Property, or (ii) the study, testing, investigation, cleanup, removal, remediation, abatement, response, containment, restoration, corrective action and closure of any Hazardous Substances existing or arising on, beneath or above the Property and/or emanating or migrating, or that threaten to emanate or migrate from the Property to any off-site properties.

b.All claims, including Environmental Claims (legal or equitable), for damage to property or business or other losses resulting from or relating to the actual or alleged presence, release, threatened release, discharge, emission or management of Hazardous Substances

(1) existing or arising on, beneath or above the Property, (2) emanating or migrating from the Property to an off-site properties, and (3) threatening to emanate or migrate from the Property to any off-site properties.

c.All claims, including Environmental Claims, for injunctive relief or for damages resulting from the study, testing, investigation, cleanup, removal, remediation, abatement, response, containment, restoration, corrective action and closure of any Hazardous Substances, (1) existing or arising on beneath or above the Property, (2) emanating or migrating from the Property to any off-site properties, and (3) threatening to migrate or emanate from the Property to any off-site properties, conducted by any person, including, without limitation, any federal, state or local agency.

d.All toxic tort, bodily injury, wrongful death, or other claims by any person arising from or relating to actual or alleged exposure to any Hazardous Substances on, beneath or above the Property, and/or emanating or migrating, or threatening to emanate or migrate, from the Property.

e.All claims, including Environmental Claims (legal or equitable), in connection with or resulting from or incurred by reason of any breach of any environmental representation or warranty set forth in section 15.1 of this Lease.

Section 15.4Environmental Indemnification by Tenant.  Subject to violation of any Environmental Laws by Landlord, its employees, agents, licensees, invitees, contractors or permittees, resulting in the following claims and provided such claims result principally from the actions of Tenant, its contractors, agents, employees, licensees, permittees, invitees, or customers, from and after the Commencement Date, Tenant hereby agrees to indemnify, protect, defend and hold Landlord harmless from and against:

a.All claims, including Environmental Claims, (legal or equitable) by any person under any Environmental Laws arising from or relating to (1) the actual or alleged presence, release, threatened release, discharge, emission or management of Hazardous Substances at or from the Premises, or (2) the study, testing, investigation, cleanup, removal, corrective action and closure of any Hazardous Substances existing or arising on, beneath or above the Premises and/or emanating or migrating, or that threaten to emanate or migrate from the property to any off-site properties.

b.All claims, including Environmental Claims, (legal or equitable) for damage to property or business or other losses resulting from or relating to the actual or alleged presence, release, threatened release, discharge, emission or management of Hazardous Substances (1) existing or arising on, beneath or above the Premises, (2) emanating or migrating from the Premises to any off-site properties, and (3) threatening to emanate or migrate from the Premises to any off-site properties.

c.All claims, including Environmental Claims, for injunctive relief or for damages resulting from the study, testing, investigation, cleanup, removal, remediation, abatement, response, containment, restoration, corrective action and closure of any Hazardous Substance (1) existing or arising on, beneath or above the Premises, (2) emanating or migrating from the Premises to any off-site properties, and (3) threatening to migrate or emanate from the Premises to any off-site properties, conducted by any person, including, without limitation, any federal, state or local agency.

d.All toxic tort, bodily injury, wrongful death or other claims by any person arising from or relating to actual or alleged exposure to any Hazardous Substances on, beneath or above the Premises, and/or emanating or migrating, or threatening to emanate or migrate, from the Premises.

Section 15.5Environmental Definitions.

a.Environmental Substances.  “Hazardous Substances” for purposes of this Lease shall be interpreted broadly to include, but not be limited to, any material or substance that is defined or classified under federal, state, or local laws as (a) a “hazardous substance” pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601(14), and section 311 of the Federal Water Pollution Control Act, 33 U.S.C. § 1321, as now or hereafter amended; (b) a “hazardous waste” pursuant to section 1004 or section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6903, 6921, as now or hereafter amended; (c) a toxic pollutant under section 307(a)(1) of the Federal Water Pollution Control Act, 33 U.S.C. § 1317(a)(1); (d) a “hazardous air pollutant” under section 112 of the Clean Air Act, 42 U.S.C. § 7412, as now or hereafter amended; (e) “hazardous material” under the Hazardous Materials Transportation Uniform Safety Act of 1990, 49 U.S.C. App. § 1802(4), as now or hereafter amended; or hereafter under the aforementioned laws; or (g) presenting a risk to human health or the environment under other applicable federal, state or local laws, ordinances, or regulations, as now or as may be passed or promulgated in the future.  “Toxic or Hazardous Substances” specifically includes, but is not limited to, asbestos, polychlorinated biphenyls (“PCBs”), petroleum and petroleum-based derivatives, and urea formaldehyde.

b.Environmental Claims.  “Environmental Claims” for purposes of this Lease shall be interpreted broadly to mean any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, notices of violation, notices of potential liability, administrative or judicial orders and decrees, litigation, demands, judgments, amount paid in settlement, assessments, suits, proceedings, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever (whether based on common law, statute or contract, fixed or contingent) suffered or incurred that arise or are given, prior to or after the effective date of this Lease, by any person or entity alleging liability (including, without limitation, liability for study, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, natural resources damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting (1) the presence, release, threatened releases, discharge or emission into the environment of any Hazardous Substance existing or arising on, beneath or above the Premises and/or emanating or migrating and/or threatening to emanate or migrate from the Premises to off-site properties or (2) the violation or alleged violation of any Environmental Laws.

c.Environmental Laws.  “Environmental Laws” for purposes of this Lease shall be interpreted broadly to mean all federal, state and local statutory or common laws and any regulations, codes, ordinances, plan, order, decree, judgment, permit, restriction, agreement, requirement or injunction issues, entered, promulgated or approved relating to pollution or protection of human health and the environment, including, without limitation, laws and regulations relating to the presence, release, threatened release, discharge or emission of any Hazardous Substances into the environment (including, without limitation, air, sediment, surface water, ground water and soil), or otherwise relating the presence, generation, treatment, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 7 U.S.C. § 136 et seq., the Utah Hazardous Substances Mitigation Act, Utah Code Ann. 19-6-301 et seq., the Utah Solid and Hazardous Waste Act, Utah Ann. 19- 6-101 et seq., the Utah Water Quality Act, Utah Code Ann. 19-5-101 et seq., the Utah Safe Drinking Water Act, Utah 19-4-101 et seq., the Utah Air Conservation Act, Utah Code Ann. 19- 2-101 et seq., the Utah Underground Storage Tank Act, Utah Code Ann. 19-6-401 and the Utah Solid Waste Management Act, Utah Code Ann. 19-6-501, all as amended from time to time, and any and all corresponding federal and state implementing regulations.

Article 16
LANDLORD’S REPRESENTATIONS AND WARRANTIES

Section 16.1Representations and Warranties.  Landlord represents, warrants and covenants to Tenant as follows:

a.Zoning.  Landlord has not received from any governmental authority any written notice of any noncompliance of the Premises with applicable zoning or land use ordinances or regulations.

b.Condemnation.  To the best of Landlord’s current actual knowledge, but without any inquiry or other due diligence, no portion of the Premises is located or is scheduled for any condemnation or demolition, or is the subject matter of any condemnation proceeding.

c.Authority.  Landlord has the full right, power and authority to execute this Lease and to lease the Premises as provided in this Lease and to carry out all obligations hereunder.

d.Ground Lease.  It shall be an additional event of default under this Lease if Landlord shall materially default under the Ground Lease.  Upon the execution of this Lease, Tenant shall be entitled to seek (at Tenant’s cost) from the lessor under the Ground Lease a written nondisturbance agreement, in a form reasonably acceptable to Tenant and Landlord, granting Tenant notice of and an opportunity to cure any default by Landlord under the Ground Lease.

Article 17
GENERAL

Section 17.1Notices.  Any notice, demand, request or other instrument (collectively referred to herein as the “Notice”) required or permitted under this Lease to be given or transmitted between the parties shall be either personally delivered or mailed postage prepaid by certified or registered mail, addressed as follows:

To Landlord:

B.F. Enterprises, LLC
1948 Michigan Avenue
Salt Lake City, UT 84108

With a copy to:

Wm. Shane Topham
Callister Nebeker & McCullough
10 East South Temple, 9th Floor
Salt Lake City, UT 84133

To Tenant:

Sarcos Corp.
2458 Promontory Drive
Salt Lake City, UT 84109
Attn. Fraser Smith

Any Notice which is mailed shall be effective on the third business day following its date of mailing.  Either party may, by Notice to the other party given as prescribed in this section 16.1, change its above-described address for any future Notices that are mailed under this Lease.

Section 17.2Quiet Enjoyment.  Landlord covenants that so long as Tenant performs all of its obligations under this Lease Tenant shall peacefully and quietly have, hold and enjoy the Premises for the Lease Term.

Section 17.3Waiver.  The failure of Landlord to insist in one or more instances upon a strict performance of any of Tenant’s obligations under this Lease or to exercise any option or right given to Landlord hereunder shall not be construed as a waiver or relinquishment of any right, remedy or option under this Lease.  If Landlord does waive any breach of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same term, covenant or condition or of any other term, covenant or condition contained in this Lease.  The acceptance of rent under this Lease by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.  No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord.

Section 17.4Entire Agreement and Modification of Agreement.  This Lease and the exhibits and/or addenda attached hereto and forming a part hereof set forth all the covenants, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than those that are herein set forth.  Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the parties unless reduced to writing and signed by them.

Section 17.5Captions and Section Numbers.  The captions and section numbers occurring in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such section of this Lease.

Section 17.6Number and Gender.  Words in the neuter gender as used in this Lease shall be deemed to include the masculine and feminine genders, and words in the singular shall be held to include the plural whenever the sense requires.

Section 17.7Savings Clause.  If any provision of this Lease or the application thereof to any person or circumstance shall be found to be illegal or void to any extent, then the remainder of this Lease, or the application of the provisions of this Lease to persons or to circumstances other than those to which it is held invalid and unenforceable, shall nevertheless continue in force and effect to the fullest extent possible.

Section 17.8No Option.  The submission of this Lease to a prospective tenant for examination does not constitute a reservation of or option for the Premises.  This Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

Section 17.9Time of the Essence.  Time is the essence of this Lease.

Section 17.10Force Majeure.  Either party to this Lease shall be excused for the period of any delay in the performance of any obligations that are required hereunder, other than an obligation to pay rent or other monies, when prevented from doing so by cause or causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, weather, inability to obtain any material services or acts of God.

Section 17.11 Broker’s Commission.  Landlord and Tenant each represent and warrant to the other that there are no claims for brokerage commissions or finder’s fees in connection with this Lease.  Each party shall indemnify the other party hereto against all liabilities arising from any such claim that may be made through the indemnifying party, including any attorney’s fees connected therewith.

Section 17.12Governing Law.  The laws of the state of Utah shall govern the validity, performance, interpretation and enforcement of the obligations that are contained herein.

Section 17.13Liability.  All of Tenant’s obligations under this Lease shall be the joint and several obligations and liabilities of each of the parties composing Tenant, its successors and assigns.

Section 17.14Exhibits and Addenda.  All exhibits and/or addenda attached hereto shall be considered to be fully integrated into and made a part of this Lease as if such exhibits and/or addenda were fully and completely set forth herein.

Section 17.15Recording.  Tenant or Landlord shall be entitled to record a memorandum of this Lessee, in a form reasonable acceptable to both parties, in the official records of the Salt Lake County, Utah Recorder.  No such memorandum of this Lease shall disclose any of the economic terms of this Lease.

Section 17.16Authority.  Each individual executing this Lease does thereby represent and warrant to each other person(s) so signing (and to each other entity for which another person may be signing) that he has been duly authorized to execute and deliver this Lease in the capacity and for the entity indicated.

Section 17.17No Partnership.  Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant.

Section 17.18Counterparts.  This Lease may be executed in any number of counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall comprise but one and the same instrument.

Section 17.19Attorneys’ Fees.  If either party defaults under this Lease, the defaulting party shall pay all of the non-defaulting party’s costs and expenses, including a reasonable attorneys’ fee, which may arise or accrue from the enforcement of this Lease, whether such costs and expenses are incurred with or without suit, before or after judgment, at trial, on appeal or in any bankruptcy or insolvency proceeding.

Section 17.20Annual Financial Statements.  Within 120 days after the end of each fiscal year of Tenant occurring during the Lease Term, Tenant shall supply to Landlord complete and correct copies of Tenant’s internally prepared or, if available, audited financial statements and other financial data as Landlord reasonably may require to keep fully apprised of Tenant’s financial status.  The financial statements, and all information therein, shall be kept strictly confidential.

DATED effective the date first written above

LANDLORD:

B.F. ENTERPRISES, LLC, a Utah limited

liability company

By:	/s/ Karen B. Brewster
Name:	Karen B. Brewster
Its:	Manager

By:	/s/ Don R. Brown
Name:	Don R. Brown
Its:	Manager

By:	/s/ Diane B. Whittaker
Name:	Diane B. Whittaker
Its:	Manager

TENTANT:

ATTEST:	SARCOS CORP., a Utah corporation

By:	/s/	By:	/s/ Fraser Smith
	Its: V.P. of Technology		Fraser Smith, President

Exhibit to

Lease Agreement

DESCRIPTION OF PREMISES

Location:	360 Wakara Way
Salt Lake City, Salt Lake County, Utah

Legal Description:

The tract of land affected by this Lease is located in Salt Lake County, Utah, within the boundaries of the University of Utah Research Park, and is described as follows:

Beginning at a point on the Northwesterly line of Wakara Way, said point being North 48°10’49” West 4043.10 feet from the Southeast corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian, said point also being North 3774.20 feet and West 170.85 feet from the Salt Lake City Survey Monument at the intersection of Sunnyside Avenue and Arapeen Drive; and running thence along the Northerly line of Lot 6, North 48°56’00” West 380.00 feet; thence North 37°45’22” East 210.73 feet along a radial line to a point on the Southerly line of Chipeta Way; thence along said Southerly line along the arc of a 1910.10 foot radius curve to the right 374.84 feet (the chord of which bears South 46°37’19” East 374.24 feet) to a point of compound curvature; thence Southwesterly along the arc of a 45.00 foot radius curve to the right 70.68 feet (the chord of which bears South 04°00’00” West 63.64 feet) to the point of tangency; thence South 49°00’00” West 145.90 feet to the point of beginning.